Exhibit 99.1
News Release
JBT Corporation
70 W. Madison
Suite 4400
Chicago, IL 60602

For Release: April 26, 2022

Investors & Media:	Kedric Meredith	312.861.6034

JBT Corporation Reports First Quarter 2022 Results

First Quarter 2022 Highlights:

◦Achieved orders of $566 million, representing a 16% increase year over year
◦Revenue of $469 million and earnings per share of $0.80, or $0.87 as adjusted
◦Record backlog of $1.1 billion increased 43% year over year
◦Hosted an Investor Day in March and introduced the Elevate 2.0 strategy

CHICAGO, April 26, 2022 - JBT Corporation (NYSE: JBT), a leading global technology solutions provider to high-value segments of the food & beverage industry, today reported results for the first quarter of 2022.

"Our first quarter orders and record backlog demonstrate the strong demand environment for our products and solutions," said Brian Deck, President and Chief Executive Officer. "At the same time, persistent supply chain, inflation, and labor disruptions are impacting our productivity and margins. As we move through the remainder of the year, our priority remains working hand in hand with our customers and suppliers to mitigate these operating challenges and uncertainty."

Comparisons in this news release are to the comparable period of the prior year, unless otherwise noted.

First Quarter 2022

"Revenue at both FoodTech and AeroTech was slightly better than our outlook as Omicron-related absenteeism and productivity improved in the back half of the quarter," said Matt Meister, Executive Vice President and Chief Financial Officer.

FoodTech orders increased 7 percent compared to the first quarter of 2021. AeroTech orders increased 53 percent, primarily driven by continued recovery in mobile equipment.

First quarter 2022 FoodTech revenue of $356 million increased 14 percent year over year, including 4 percent from acquisitions, which was partially offset by a 3 percent foreign exchange headwind. Operating profit was $40 million. Adjusted EBITDA of $58 million was flat, and adjusted EBITDA margin contracted 240 basis points to 16.3 percent.

AeroTech revenue of $113 million increased 7 percent year over year. Operating profit was $7 million. Adjusted EBITDA of $8 million declined $3 million. Adjusted EBITDA margin contracted 360 basis points to 7.1 percent, but improved 330 basis points sequentially.

In total, consolidated JBT revenue of $469 million increased 12 percent year over year. Operating income was $31 million and net income was $26 million. Adjusted EBITDA of $54 million decreased 8 percent, and adjusted EBITDA margin declined 250 basis points to 11.5 percent.

Diluted earnings per share from net income was $0.80 for the first quarter of 2022 compared with $0.84 for the first quarter of 2021. Adjusted earnings per share was $0.87, compared with $0.90 in the year-ago period. Included in both GAAP and adjusted earnings per share was a $0.10 gain from two discrete tax items.

JBT generated cash from operations of $39 million, which included $47 million in inventory investments to support the expected revenue growth in 2022. Free cash flow was $15 million, representing a conversion rate of 57 percent. Excluding capital expenditures of $14 million associated with the digital strategy, free cash flow conversion was approximately 110 percent. Liquidity at quarter end stood at $687 million, and the Company's leverage ratio was 2.4x net debt to trailing twelve months adjusted EBITDA.

Second Quarter and Full Year 2022 Guidance

The Company's outlook for 2022 continues to reflect a higher level of uncertainty associated with supply chain, inflation, and labor constraints.

For the second quarter of 2022, JBT expects year over year consolidated revenue growth of 15 - 17 percent. At FoodTech, organic revenue growth is forecast to be 11 - 13 percent with acquisitions adding approximately 4 percent, which will be partially offset by approximately 2 percent foreign exchange headwind. At AeroTech, revenue growth is expected to be 20 - 25 percent.

The Company anticipates second quarter 2022 FoodTech operating margin to be 13 - 14 percent with adjusted EBITDA margin of 17.5 - 18.5 percent. AeroTech operating margin is projected to be 7.0 - 8.0 percent with adjusted EBITDA margin of 8.0 - 9.0 percent.

Quarterly corporate expense is forecast at approximately 2.8 percent of sales with interest expense of approximately $2.5 million. The quarterly tax rate is expected to be 22 - 23 percent, excluding discrete items.

Second quarter 2022 earnings per share guidance is $1.00 - $1.15 on a GAAP basis and $1.05 - $1.20 as adjusted.

For full year 2022, JBT expects year over year FoodTech revenue growth of 15 - 18 percent. AeroTech's year over year revenue growth expectations have increased to 18 - 22 percent.

Margins are forecast to improve sequentially through the remainder of 2022. For the full year, FoodTech operating margin is estimated to be 13.75 - 14.75 percent with adjusted EBITDA margin of 18.5 - 19.5 percent. AeroTech operating margin is projected to be 8.5 - 9.5 percent with adjusted EBITDA margin of 9.5 - 10.5 percent.

The estimated full year 2022 effective tax rate is 22 - 23 percent, excluding discrete items.

Full year 2022 earnings per share guidance is $4.70 - $5.00 on a GAAP basis and $5.00 - $5.30 as adjusted.

March 2022 Investor Day Highlights

JBT hosted an Investor Day in New York City on March 24, 2022, introducing the Elevate 2.0 strategy. The presentation included details about our digital transformation, automation and sustainable solutions, and our portfolio strategy. We also announced JBT's vision to become a pure play food and beverage technology solutions provider. In connection with this, JBT is exploring strategic alternatives for AeroTech. A replay of the Investor Day is available on the Company's Investor Relations website at https://ir.jbtc.com/events-and-presentations/.

2021 ESG Report: Make It BETTER

On April 11, 2022, JBT published its first ESG report, outlining achievements in key areas: sustainable solutions, operations, people, diversity and inclusion, and governance. The report details how JBT is providing solutions for our customers to reduce their environmental footprint, how we strive to operate our own facilities efficiently and safely, and how we offer a workplace of choice that welcomes everyone and seeks to maximize their potential. The ESG report and supplemental information is available on the Company's ESG website at https://www.jbtc.com/about-us/esg/.

First Quarter 2022 Earnings Conference Call

A conference call is scheduled for 10:00 a.m. ET on Wednesday, April 27, 2022, to discuss first quarter 2022 results. Participants may access the conference call through online registration at https://conferencingportals.com/event/lguQsHOL. A simultaneous webcast and audio replay of the call will be available on the Company’s Investor Relations website at https://ir.jbtc.com/events-and-presentations/.

Earnings Presentation

An earnings presentation is also available on the Company's Investor Relations website at https://ir.jbtc.com/events-and-presentations/.
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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to high-value segments of the food & beverage industry with focus on proteins, liquid foods and automated system solutions. JBT designs, produces and services sophisticated products and systems for multi-national and regional customers through its FoodTech segment. JBT also sells critical equipment and services to domestic and international air transportation customers through its AeroTech segment. JBT Corporation employs approximately 6,800 people worldwide and operates sales, service, manufacturing and sourcing operations in more than 25 countries. For more information, please visit www.jbtc.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond JBT’s ability to control. Forward-looking statements include, among others, statements relating to the expected impact of the COVID-19 pandemic on our business and our results of operations, our plans to mitigate the impact of the pandemic, our strategic plans, our restructuring plans and expected cost savings from those plans, our liquidity and our covenant compliance. The factors that could cause our actual results to differ materially from expectations include but are not limited to the following factors: the duration of the COVID-19 pandemic and the effects of the pandemic on our ability to operate our business and facilities, on our customers, on our workforce resulting in higher labor absenteeism, on our supply chains due to extended delivery times and unavailability of required components and freight, on our cost of labor due to higher labor turnover and shortage of skilled labor and on the economy generally; fluctuations in our financial results; unanticipated delays or acceleration in our sales cycles; deterioration of economic conditions; disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business; changes to trade regulation, quotas, duties or tariffs; risks associated with acquisitions or strategic investments; fluctuations in currency exchange rates; increases in energy or raw material prices, freight costs, and inflationary pressures; changes in food consumption patterns; impacts of pandemic illnesses, food borne illnesses and diseases to various agricultural products; weather conditions and natural disasters; impact of climate change and environmental protection initiatives; our ability to comply with the laws and regulations governing our U.S. government contracts; acts of terrorism or war, including the recent conflict between Russia and Ukraine; termination or loss of major customer contracts and risks associated with fixed-price contracts, particularly during periods of high inflation; customer sourcing initiatives; competition and innovation in our industries; difficulty in implementing our business strategies, including the timing of our previously announced review of strategic alternatives for the AeroTech platform, our ability to identify or develop any strategic alternatives, execute on material aspects of such strategic alternatives, and whether we can achieve the potential benefits of such strategic alternatives. our ability to develop and introduce new or enhanced products and services and keep pace with technological developments; difficulty in developing, preserving and protecting our intellectual property or defending claims of infringement; catastrophic loss at any of our facilities and business continuity of our information systems; cyber-security risks such as network intrusion or ransomware schemes; loss of key management and other personnel; potential liability arising out of the installation or use of our systems; our ability to comply with U.S. and international laws governing our operations and industries; increases in tax liabilities; work stoppages; fluctuations in interest rates and returns on pension assets; availability of and access to financial and other resources; and other factors described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K filed by JBT with the Securities and Exchange Commission and in any subsequently filed Form 10-Q. In addition, many of our risks and uncertainties are currently amplified by and will continue to be amplified by the COVID-19 pandemic. Given the highly fluid nature of the COVID-19 pandemic, it is not possible to predict all such risks and uncertainties. JBT cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements. JBT undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, subsequent events or changes in circumstances or otherwise.

We provide non-GAAP financial measures in order to increase transparency in our operating results and trends. These non-GAAP measures eliminate certain costs or benefits from, or change the calculation of, a measure as calculated under U.S. GAAP. By eliminating these items, we believe we provide a more meaningful comparison of our ongoing operating results, consistent with how management evaluates performance. Management uses these non-GAAP measures in financial and operational evaluation, planning and forecasting.

These calculations may differ from similarly-titled measures used by other companies. The non-GAAP financial measures disclosed are not intended to be used as a substitute for, nor should they be considered in isolation of, financial measures prepared in accordance with U.S. GAAP.

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions, except per share data)

	Three Months Ended March 31,
	2022	2021

Revenue	$469.2	$417.8
Cost of sales	329.7	284.6

Gross profit	139.5	133.2
Gross profit %	29.7%	31.9%

Selling, general and administrative expense	108.4	94.4
Restructuring expense	0.5	1.0

Operating income	30.6	37.8
Operating income %	6.5%	9.0%

Net interest expense	2.1	2.1
Net income before income taxes	28.5	35.7
Provision for income taxes	2.9	8.7
Net income	$25.6	$27.0

Basic earnings per share:
Net income	$0.80	$0.84

Diluted earnings per share:
Net income	$0.80	$0.84

Weighted average shares outstanding
Basic	32.0	32.0
Diluted	32.1	32.1

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited and in millions, except per share data)

	Three Months Ended March 31,
	2022	2021

Net Income	$25.6	$27.0

Non-GAAP adjustments:
Restructuring related costs
Restructuring expense	0.5	1.0
Inventory impairment due to restructuring	0.2	—
M&A related cost(1)	2.6	1.4
Impact on tax provision from Non-GAAP adjustments(2)	(0.9)	(0.6)
Adjusted net income	$28.0	$28.8

Net income	$25.6	$27.0
Total shares and dilutive securities	32.1	32.1
Diluted earnings per share from net income	$0.80	$0.84

Adjusted net income	$28.0	$28.8
Total shares and dilutive securities	32.1	32.1
Adjusted diluted earnings per share from net income	$0.87	$0.90

(1) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

(2) Impact on tax provision was calculated using the enacted rate for the relevant jurisdiction for the quarters ended March 31, 2022 and 2021, respectively.

The above table reports adjusted income from continuing operations and adjusted diluted earnings per share from continuing operations, which are non-GAAP financial measures. We use these measures internally to make operating decisions and for the planning and forecasting of future periods, and therefore provide this information to investors because we believe it allows more meaningful period-to-period comparisons of our ongoing operating results, without the fluctuations in the amount of certain costs that do not reflect our underlying operating results.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and in millions)

	Three Months Ended March 31,
	2022	2021

Net income	$25.6	$27.0

Income tax provision	2.9	8.7
Interest expense, net	2.1	2.1
Depreciation and amortization	19.9	18.3

EBITDA	50.5	56.1

Restructuring related costs
Restructuring expense	0.5	1.0
Inventory impairment due to restructuring	0.2	—
M&A related cost(1)	2.6	1.4

Adjusted EBITDA	$53.8	$58.5

(1) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

The above table reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Given the Company’s focus on growth through acquisitions, management believes EBITDA facilitates an evaluation of business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results.

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended March 31,
	2022	2021
Revenue
JBT FoodTech	$356.3	$311.8
JBT AeroTech	112.9	106.0
Total revenue	$469.2	$417.8

Income before income taxes
Segment operating profit(1)(2):
JBT FoodTech	$39.9	$41.5
JBT FoodTech segment operating profit %	11.2%	13.3%

JBT AeroTech	6.8	9.9
JBT AeroTech segment operating profit %	6.0%	9.3%

Total segment operating profit	46.7	51.4
Total segment operating profit %	10.0%	12.3%

Corporate expense	15.6	12.6
Restructuring expense	0.5	1.0
Operating income	$30.6	$37.8
Operating income %	6.5%	9.0%

Other business segment information

	Three Months Ended March 31,
Inbound orders	2022	2021
JBT FoodTech	$411.8	$385.7
JBT AeroTech	153.7	100.4
Total inbound orders	$565.5	$486.1

	As of March 31,
Order Backlog	2022	2021
JBT FoodTech	$691.2	$488.7
JBT AeroTech	410.5	280.8
Total order backlog	$1,101.7	$769.5

(1) Segment operating profit is defined as total segment revenue less segment operating expenses. Corporate expense, restructuring expense, interest income and expense, pension expense other than service, and income taxes are not allocated to the segments. Corporate expense generally includes corporate staff-related expense, stock-based compensation, LIFO adjustments, certain foreign currency related gains and losses, and the impact of unusual or strategic events not representative of segment operations.

(2) Total segment operating profit, as presented elsewhere in this release, is a non-GAAP measure. The table above includes a reconciliation of total segment operating profit to operating income. We believe that this measure provides to investors a more comprehensive understanding of the information used by management in evaluating the performance of its segment operations. It is not intended to nor shall be considered in isolation or as a substitute for financial measures prepared in accordance with U.S. GAAP.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF OPERATING PROFIT TO ADJUSTED EBITDA BY SEGMENT
(Unaudited and in millions)

	Three Months Ended March 31, 2022
(In millions)	JBT FoodTech	JBT AeroTech	Corporate (Unallocated)	Consolidated
Operating profit	$39.9	$6.8	$(16.1)	$30.6
Restructuring related costs
Restructuring expense	—	—	0.5	0.5
Inventory impairment due to restructuring	0.2	—	—	0.2
M&A related cost(1)	0.3	—	2.3	2.6
Adjusted operating profit	40.4	6.8	(13.3)	33.9
Depreciation and amortization	17.7	1.2	1.0	19.9
Adjusted EBITDA	$58.1	$8.0	$(12.3)	$53.8

Total revenue	$356.3	$112.9	$—	$469.2
Operating profit %	11.2%	6.0%		6.5%
Adjusted operating profit %	11.3%	6.0%		7.2%
Adjusted EBITDA %	16.3%	7.1%		11.5%

	Three Months Ended March 31, 2021
(In millions)	JBT FoodTech	JBT AeroTech	Corporate (Unallocated)	Consolidated
Operating profit	$41.5	$9.9	$(13.6)	$37.8
Restructuring expense	—	—	1.0	1.0
M&A related cost(1)	0.5	—	0.9	1.4
Adjusted operating profit	42.0	9.9	(11.7)	40.2
Depreciation and amortization	16.3	1.4	0.6	18.3
Adjusted EBITDA	$58.3	$11.3	$(11.1)	$58.5

Total revenue	$311.8	$106.0	$—	$417.8
Operating profit %	13.3%	9.3%		9.0%
Adjusted operating profit %	13.5%	9.3%		9.6%
Adjusted EBITDA %	18.7%	10.7%		14.0%

(1) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

The above table reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Given the Company’s focus on growth through acquisitions, management believes EBITDA facilitates an evaluation of business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results.

JBT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in millions)

	March 31,	December 31,
	2022	2021

Cash and cash equivalents	$84.2	$78.8
Trade receivables, net of allowances	340.9	333.5
Inventories	275.6	229.1
Other current assets	76.4	77.3
Total current assets	777.1	718.7

Property, plant and equipment, net	269.2	267.6
Other assets	1,163.6	1,155.1
Total assets	$2,209.9	$2,141.4

Short-term debt and current portion of long-term debt	$0.1	$—
Accounts payable, trade and other	212.5	186.0
Advance and progress payments	218.7	190.2
Other current liabilities	164.6	173.7
Total current liabilities	595.9	549.9
Long-term debt, less current portion	669.9	674.4

Accrued pension and other post-retirement benefits, less current portion	53.2	57.6
Other liabilities	107.3	109.0

Common stock and additional paid-in capital	216.2	214.5
Retained earnings	755.8	733.4
Accumulated other comprehensive loss	(188.4)	(197.4)
Total stockholders' equity	783.6	750.5
Total liabilities and stockholders' equity	$2,209.9	$2,141.4

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Three Months Ended March 31,
	2022	2021

Cash flows from operating activities:
Net income	$25.6	$27.0

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	19.9	18.3
Other	3.4	2.8

Changes in operating assets and liabilities:
Trade accounts receivable, net	(6.5)	20.1
Inventories	(47.2)	(0.9)
Accounts payable, trade and other	27.2	11.1
Advance and progress payments	28.4	11.3
Other - assets and liabilities, net	(11.7)	(4.0)

Cash provided by operating activities	39.1	85.7

Cash flows from investing activities:
Acquisitions, net of cash acquired	(0.4)	(15.9)
Capital expenditures	(26.7)	(8.9)
Other	0.1	0.6

Cash required by investing activities	(27.0)	(24.2)

Cash flows from financing activities:
Net payments on credit facilities	(4.4)	(46.8)
Dividends	(3.2)	(3.2)

Cash required by financing activities	(7.6)	(50.0)

Effect of foreign exchange rate changes on cash and cash equivalents	0.9	(1.5)

Increase in cash and cash equivalents	5.4	10.0

Cash and cash equivalents, beginning of period	78.8	47.5

Cash and cash equivalents, end of period	$84.2	$57.5

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
FREE CASH FLOW
(Unaudited and in millions)

	Three Months Ended March 31,
	2022	2021

Cash provided by operating activities	$39.1	$85.7
Less: capital expenditures	26.7	8.9
Plus: proceeds from disposal of assets	0.1	0.6
Plus: pension contributions	2.0	0.2
Free cash flow (FCF)	$14.5	$77.6

The above table reports Free cash flow, which is a non-GAAP financial measure. We use Free cash flow internally as a key indicator of our liquidity and ability to service debt, invest in business combinations, and return money to shareholders and believe this information is useful to investors because it provides an understanding of the cash available to fund these initiatives. For Free cash flow purposes we consider contributions to pension plans to be more comparable to payment of debt, and therefore exclude these contributions from the calculation of Free cash flow.

JBT CORPORATION
NET DEBT CALCULATION
(Unaudited and in millions)

	March 31,	December 31,	March 31,	Change from	Change from
	2022	2021	2021	Prior Year-End	Prior Year
Total debt	$670.0	$674.4	$469.8	$(4.4)	$200.2

Cash and cash equivalents	(84.2)	(78.8)	(57.5)	(5.4)	(26.7)

Net debt	$585.8	$595.6	$412.3	$(9.8)	$173.5

JBT CORPORATION
BANK TOTAL NET LEVERAGE RATIO CALCULATION
(Unaudited and in millions)

Four Quarters Ended
March 31, 2022
Total debt	$670.0
Cash and cash equivalents	(84.2)
Other items considered debt under the credit agreement	18.0
Consolidated total indebtedness(1)	$603.8

Last four quarters Adjusted EBITDA	$247.2
Other adjustments net to earnings under the credit agreement	3.1
Consolidated EBITDA(1)	$250.3

Bank total net leverage ratio (Consolidated Total Indebtedness / Consolidated EBITDA)	2.4

(1) As defined in the credit agreement

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE GUIDANCE TO ADJUSTED DILUTED
EARNINGS PER SHARE GUIDANCE
(Unaudited and in cents)

	Guidance	Guidance
	Q2 2022	Full Year 2022

Diluted earnings per share from net income	$1.00 - $1.15	$4.70 - $5.00

Non-GAAP adjustments:
Restructuring related costs(1)	—	0.04
M&A related costs(2)	0.07	0.35

Impact on tax provision from Non-GAAP adjustments(3)	(0.02)	(0.09)

Adjusted diluted earnings per share from net income	$1.05 - $1.20	$5.00 - $5.30

(1) Restructuring related costs is estimated to be approximately $1 million for the full year 2022. The mid-point amount has been divided by our estimate of 32.1 million total shares and dilutive securities to derive earnings per share.

(2) M&A related costs are estimated to be approximately $2-3 million and $10-12 million for the second quarter 2022 and full year 2022, respectively. The mid-point amount has been divided by our estimate of 32.1 million total shares and dilutive securities to derive earnings per share.

(3) Impact on tax provision was calculated using the Company's effective tax rate of approximately 22-23%.